Exhibit 99.1

Avon Products Comments on Avon North America Transaction

LONDON, April 25, 2019 – Avon Products, Inc. (NYSE: AVP) (“Avon Worldwide”), a globally recognised leader in direct selling of beauty products, today commented on the announcement by New Avon LLC (“Avon North America”), that it has entered into an agreement to be acquired by LG Household & Health Care Ltd. (LG H&H).

In March 2016 Avon’s North American business was separated into a privately-held company – New Avon – as a result of a strategic partnership transaction between Avon Worldwide and an affiliate of Cerberus Capital Management, L.P. (“Cerberus”). Avon North America is majority-owned and managed by Cerberus. Avon Worldwide retained a minority interest in Avon North America which LG H&H will acquire as part of its transaction.

Jan Zijderveld, CEO of Avon Worldwide, said “We have built a strong relationship with LG H&H and know them to be a great partner. We believe this transaction is a testament to LG’s belief in the strength of Avon’s brand and business model, and are excited to see the progress that Avon North America makes as part of LG H&H. At Avon Worldwide, we remain focused on executing our strategy to ‘Open Up Avon.’ We are operating with urgency as we renew our focus on our Representatives, reboot direct selling, simplify our operations and digitise the business. We are seeing signs that our efforts are taking hold and are confident that we are on the right path to returning to growth and driving value for our shareholders.”

Chan W. Galbato, Chief Executive Officer of Cerberus Operations and Advisory Company, LLC and Non-Executive Chairman of Avon Worldwide, said, “Avon is a leading brand in the global beauty business and we are pleased with the consistent progress Avon Worldwide is making to become the leading digital social selling beauty company. The Board and management team are committed to, and excited about, the opportunities that lie ahead to leverage Avon’s rich history and strong foundation to drive the next chapter. Cerberus is committed to the ‘Open Up Avon’ strategy and to Avon Worldwide’s return to growth.”

The transaction between the separate Avon North America business and LG H&H has no impact on Avon Worldwide’s current operations or strategy. Further, this transaction is unrelated to Avon Worldwide’s previously announced sale of its beauty manufacturing operation in Guangzhou, China to a subsidiary of LG H&H, and the subsequent manufacturing and supply agreement, which was completed in February, 2019.

Today, Avon Worldwide operates in over 50 countries with millions of independent Representatives, with leading market positions in Argentina, Brazil, Mexico, Russia and the Philippines. Avon Worldwide continues to aggressively pursue and make progress on its strategy to ‘Open Up Avon’, unveiled in September 2018. The strategy is designed to renew Avon Worldwide’s focus on its Representatives, simplify operations, modernise the brand and digitise the business, while restoring the competitiveness and cost discipline.

About Avon Products, Inc (Avon Worldwide)
For 130 years Avon has stood for women: providing innovative, quality beauty products which are primarily sold to women, through women.  Millions of independent sales Representatives across the world sell iconic Avon brands such as Avon Color and ANEW through their social networks, building their own beauty businesses on a full- or part-time basis.  Avon supports women’s empowerment, entrepreneurship and well-being and has donated over $1billion to women’s causes through Avon and the Avon Foundation.  Learn more about Avon and its products at www.avonworldwide.com. #Stand4Her

Forward-Looking Statements
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s transformation plan, its business strategy and future growth.  Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in Avon’s markets as well as the other risks detailed in Avon’s filings with the Securities and Exchange Commission. Avon undertakes no obligation to update any statements in this press release for changes that happen after the date of this release

INVESTORS:
Amy Greene, Vice President, Investor Relations, Avon Products, Inc.
(US) + 001 212 282 5320
Email: amy.greene@avon.com

MEDIA:
Natalie Deacon, Executive Director Communications, Avon Products, Inc.
(UK) + 44(0) 7725 150853
Email: media.enquiries@avon.com / natalie.deacon@avon.com